SCHEDULE 1

                           EFFECTIVE NOVEMBER 10, 2006

LARGE CAP GROWTH FUND

The Fund pays the Advisor a fee equal to the annual rate of 0.75% on the first $200 million of average daily net assets; 0.70% from $200 million to $1 billion of average daily net assets; and 0.65% of such assets in excess of $1 billion.

GROWTH OPPORTUNITIES FUND

The Fund pays the Advisor a fee equal to the annual rate of 1.00% on the first $50 million of average daily net assets; 0.90% of the next $50 million of average daily net assets; 0.80% of the next $900 million of average daily net assets; and 0.75% of such assets in excess of $1 billion.

MID CAP GROWTH FUND

The Fund pays the Advisor a fee equal to the annual rate of 0.80% of average daily net assets.

LARGE CAP CORE EQUITY FUND

The Fund pays the Advisor a fee equal to the annual rate of 0.65% on the first $100 million of average daily net assets; 0.60% of the next $100 million of average daily net assets; 0.55% of the next $100 million of average daily net assets; and 0.50% of such assets in excess of $300 million.

SMALL CAP GROWTH FUND

The Fund pays the Advisor a fee equal to the annual rate of 1.25% of average daily net assets.

MICRO CAP GROWTH FUND

The Fund pays the Advisor a fee equal to the annual rate of 1.25% of average daily net assets.

LARGE CAP VALUE FUND

The Fund pays the Advisor a fee equal to the annual rate of 0.75% of average daily net assets.

DIVERSIFIED SMALL CAP GROWTH FUND

The Fund pays the Advisor a fee equal to the annual rate of 1.05% of average daily net assets.